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                                                                   EXHIBIT 10.23



                 AGREEMENT TO TERMINATE THE MANAGEMENT AGREEMENT


         This Agreement to Terminate the Management Agreement ("Termination Agreement"), executed on April 12, 2000, to be effective as of 11:59 p.m. on March 31, 2000 (the "Effective Date"), is made by and among IOI MANAGEMENT SERVICES OF PENNSYLVANIA, INC., a Pennsylvania business corporation ("IOI Management Corporation"), and LANCASTER ORTHOPEDIC GROUP, P.C., a Pennsylvania professional corporation ("Medical Practice") (the parties, at times, are collectively referred to herein as the "Parties").

                                    RECITALS


         WHEREAS, currently IOI Management Corporation and Medical Practice are parties to that certain Management Services Agreement dated December 15, 1997, pursuant to which IOI Management Corporation provides management services to Medical Practice (the "Management Agreement"); and

         WHEREAS, Medical Practice desires to, and IOI Management Corporation agrees to, terminate the Management Agreement, and in consideration thereof, Medical Practice agrees to and shall pay to IOI Management Corporation One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) upon the execution and delivery of this Termination Agreement, as described further in Section 2 hereinbelow.

         NOW, THEREFORE, for and in consideration of the mutual covenants and consideration set forth herein, the receipt and sufficiency of which is acknowledged by all the Parties hereto, the Parties hereto agree as follows:

                              TERMS AND CONDITIONS

1. Recitals. The above recitals are true and correct as stated and are incorporated herein by this reference.

2. Termination of Management Agreement. Each of IOI Management Corporation and Medical Practice agree that effective as of the Effective Date, the Management Agreement shall be terminated, null and void and of no further force and effect. In consideration for IOI Management Corporation's agreement to terminate the Management Agreement, Medical Practice agrees to pay to IOI Management Corporation One Million Nine Hundred Fifty Thousand Dollars ($1,950,000), payable by wire transfer to IOI Management Corporation's designated account upon the execution and delivery of this Termination Agreement. Medical Practice understands and agrees that as of the Effective Date, neither IOI Management Corporation nor its parent corporation, Integrated Orthopaedics, Inc. ("IOI"), has any duty or obligation to provide any services of any nature whatsoever to Medical Practice, except as otherwise expressly stated in this Termination Agreement. Furthermore, Medical Practice understands and agrees that as of the Effective Date, IOI Management Corporation and IOI shall have no liability whatsoever with respect to "Medical Practice Expenses" (as defined in the Management Agreement) payable after the Effective Date and that as of the Effective Date, neither IOI Management Corporation nor IOI shall have any liability with respect to any obligations, costs or expenses relating to operation of Medical Practice.


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3.       March Management Fee. On or before April 20, 2000, IOI Management
Corporation and Medical Practice shall agree upon (i) the amount of all "Medical Practice Expenses" (as such term is defined in the Management Agreement) incurred by Medical Practice or IOI Management Corporation with respect to the calendar month of March, 2000, and (ii) the amount of the "Management Fee" (as such term is defined in the Management Agreement) due and payable to IOI Management Corporation with respect to the calendar month March, 2000, and Medical Practice shall make payment to IOI Management Corporation of the appropriate amount due on account of such Management Fee by no later than the close of business on April 20, 2000. Medical Practice shall have no obligation to pay any Management Fee with respect to any period commencing on or after April 1, 2000.

4. Financial Packages/Tax Filings. IOI Management Corporation shall prepare and deliver to Medical Practice, with respect to all periods ending on or before March 31, 2000, such financial reporting packages, tax filings and other items as IOI Management Corporation has previously prepared in the ordinary course of business with respect to Medical Practice; provided, however, that IOI Management Corporation shall have no obligation to prepare or file the federal or state income tax returns of Medical Practice for the fiscal year ended December 31, 1999. IOI Management Corporation represents and warrants to Medical Practice that IOI Management Corporation has accrued on the books of Medical Practice the estimated federal and state income tax liability of Medical Practice for the 1999 fiscal year, and that IOI Management Corporation has applied or will apply, on a timely basis, for an extension of time to file Medical Practice's federal and state tax returns for the 1999 fiscal year, and has made or will make to the Internal Revenue Service and Pennsylvania, on a timely basis, all required estimated payments in connection therewith. IOI Management Corporation shall make available to Medical Practice and its representatives such information as is in the possession of IOI Management Corporation and is reasonably necessary or appropriate in connection with the preparation of the federal and state income tax returns of Medical Practice for the fiscal year ended December 31, 1999.

5. Termination of Joint Policy Board. The parties agree that the "Joint Policy Board" (as defined in the Management Agreement) is terminated as of the Effective Date and that IOI Management Corporation's representatives on the Joint Policy Board have resigned effective as of the Effective Date.

6. Accounts Payable Reconciliation. The Parties acknowledge that as of the Effective Date, Medical Practice is responsible for payment of all payables of Medical Practice. However, to ensure a smooth transition from the Effective Date through the date of execution hereof, the Parties acknowledge that certain procedures with respect to Medical Practice payables were followed and that, as a result of such procedures, certain amounts need to be reimbursed to IOI Management Corporation. In order to effectuate such reimbursement to IOI Management Corporation and in order to reconcile outstanding Medical Practice payables issues, the Parties acknowledge and agree as follows:

         6.1 Medical Practice has three (3) existing bank accounts, described as follows: (i) the local "Fulton" lockbox account ("Practice Account #1"); (2) the local "Bank of Lancaster" lockbox account ("Practice Account #2"); and (3) the Lancaster "Wells Fargo" account ("Practice Account #3"). Practice Account #3 is a "zero" balance account that is automatically funded out of that certain IOI Management Corporation corporate account (the "IOI Corporate Account").


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         6.2 Medical Practice acknowledges and agrees that during the period commencing after the Effective Date and continuing through April 11, 2000: (i) Medical Practice has paid certain of its accounts payable by cutting checks from Practice Account #3, that such checks were automatically funded or will be automatically funded out of the IOI Corporate Account, and that IOI Management Corporation must be reimbursed for the total amount of all such checks; and (ii) IOI Management Corporation has directly paid certain payables of Medical Practice (the total amount of (i) and (ii) shall be referred to herein as the "Check Funding Amount"). Furthermore, the Parties acknowledge and agree that the payroll checks of Medical Practice to be disbursed on April 14, 2000, have already been transmitted and funded from the IOI Corporate Account and/or Practice Account #3. For this reason, Medical Practice agrees that IOI Management Corporation must be reimbursed for the total amount of such payroll funding (the "Payroll Funding Amount"). The Parties hereby agree and acknowledge that the total of the Check Funding Amount and the Payroll Funding Amount equals One Hundred Nineteen Thousand Four Hundred Seven Dollars and 49/100 Cents ($119,407.49) (the "Total Reimbursement Amount") and that IOI Management Corporation shall be reimbursed for the Total Reimbursement Amount pursuant to the procedures set forth below.

         6.3 In order for IOI Management Corporation to receive reimbursement for the Total Reimbursement Amount, the Parties agree that on the date of execution hereof, IOI Management Corporation shall sweep the Total Reimbursement Amount, and only the Total Reimbursement Amount, from Practice Account #1 and/or Practice Account #2. After sweeping the Total Reimbursement Amount from such practice accounts, IOI Management Corporation agrees that it shall no longer have any access to Practice Account #1 nor Practice Account #2 and that Medical Practice shall have all rights and obligations pertaining to Practice Account #1 and Practice Account #2 following the sweep of the Total Reimbursement Amount. Following IOI Management Corporation's sweep of the Total Reimbursement Amount, IOI Management Corporation shall immediately take all necessary steps to (i) remove IOI Management Corporation, its officers, employees, agents and representatives, as authorized signatories on Practice Account #1 and Practice Account #2; and (ii) cause Medical Practice to have sole access to and signatory authority with respect to Practice Account #1 and Practice Account #2.

         6.4 With respect to Practice Account #3, the Parties agree that after April 11, 2000, Medical Practice shall no longer have any access to and shall no longer cut any checks from Practice Account #3. Following the execution hereof, Medical Practice shall immediately take all necessary steps to (i) remove Medical Practice, its officers, employees, agents and representatives, as authorized signatories on Practice Account #3; and (ii) cause IOI Management Corporation to have sole access to and signatory authority with respect to Practice Account #3. IOI Management Corporation agrees not to close Practice Account #3 until all checks that have been cut from such account prior to April 12, 2000, have cleared and agrees that the IOI Corporate Account shall continue to fund Practice Account #3 until all such checks have cleared. The Parties agree that IOI Management Corporation shall close Practice Account #3 once all checks written off such account have cleared.

         6.5 The Parties acknowledge and agree that Medical Practice has very recently established a new Medical Practice checking account in its name and that, commencing on the date of execution hereof, Medical Practice shall draft checks for its accounts payable out of such new practice account. In connection with such new account, the Parties acknowledge that Medical Practice will be utilizing the "Acuity Program", and IOI Management Corporation


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agrees to provide Medical Practice with verbal assistance, as reasonably requested by Medical Practice, with respect to implementing and operating the Acuity Program in connection with Medical Practice's payments of its payables through its new bank account. IOI Management Corporation agrees to provide such verbal assistance for at least the sixty (60) day period directly following the execution of this Termination Agreement.

         6.6 With respect to that certain Sublease Agreement between IOI Management Corporation and HealthSouth Holdings, Inc. ("HealthSouth"), the Parties acknowledge that the original check for the sublease payment owed by HealthSouth for February, 2000, was lost or misplaced, that HealthSouth cancelled such original check, and that IOI Management Corporation never received the sublease payment for February, 2000. The Parties also acknowledge that HealthSouth delivered a replacement check for Fourteen Thousand Nine Hundred Dollars and 87/100 Cents ($14,900.87) to Medical Practice to cover the February, 2000 sublease payment. Medical Practice is currently in possession of such replacement check and shall have the right to retain and deposit such check into a Medical Practice account after the execution hereof. However, in order to reimburse IOI Management Corporation for the amount of such check, the Parties agree that on the date of execution hereof, IOI Management Corporation shall sweep Fourteen Thousand Nine Hundred Dollars and 87/100 Cents ($14,900.87) from Practice Account #1 and/or Practice Account #2 into the IOI Corporate Account.

7. Wide Area Network. For a period commencing on the Effective Date and continuing for a period of sixty (60) days thereafter, IOI Management Corporation will continue to grant Medical Practice access and linkage to the "Wide Area Network" of IOI for the purposes for which Medical Practice currently utilizes such network, including without limitation the accounts payable and general ledger functions of Medical Practice and the maintenance of Medical Practice's web site.

8. Plan Funding Issue. The Parties acknowledge and agree that the plan administrator (the "Administrator") for IOI Management Corporation's 401(k) plan is performing an audit of the funding made under such plan with respect to certain employees for calendar year 1999. After completing the Administrator's audit, the Administrator will deliver the results of such audit to Medical Practice and/or IOI Management Corporation. If only one Party receives a copy of the written results of such audit, such Party shall deliver a copy of same to the other Party hereto. If as a result of such audit, the Administrator determines that IOI Management Corporation underpaid certain amounts with respect to funding the plan, then IOI Management Corporation or IOI will pay any such determined amounts to the plan, as determined by the Administrator. If as a result of the audit, the Administrator determines that IOI Management Corporation overpaid certain amounts with respect to funding the plan, then Medical Practice shall pay to IOI Management Corporation or make arrangements for IOI Management Corporation to receive the overpayment amounts, as determined by the Administrator.

9.       Miscellaneous.

         9.1 Attorneys' Fees. If any Party institutes litigation or arbitration to interpret or enforce this Termination Agreement, or to recover damages for breach of this Termination Agreement, the non-prevailing party shall bear the attorneys' fees and litigation costs (including any attorneys' fees and costs for appeals) incurred by the prevailing party.


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         9.2 Further Acts. Each Party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, perform, evidence or confirm the covenants and conditions contained in this Termination Agreement.

         9.3 Applicable Law and Venue. This Termination Agreement shall be construed, interpreted and enforced according to the laws of the State of Pennsylvania without giving effect to the laws of the domicile of any nonresident party, and venue for any action arising hereunder shall be in Lancaster County, Pennsylvania.

         9.4 Integration. The making, execution and delivery of this Termination Agreement by the Parties has not been induced by any representations, statements, warranties, or agreements other than those expressed in this Termination Agreement. Except as otherwise set forth in this Termination Agreement and the documents and agreements executed by the Parties hereto in connection with this Termination Agreement, this Termination Agreement embodies the entire understanding of the Parties with respect to the subject matter of this Termination Agreement.

         9.5 Preparation of Agreement. Each Party represents and warrants that it was represented by, or had the opportunity to be represented by, counsel in connection with the negotiation of this Termination Agreement, and each Party hereto and its counsel participated in the negotiation and drafting of this Termination Agreement. Accordingly, this Termination Agreement shall not be construed more favorably for any party hereto regardless of who is responsible for its preparation.

         9.6 Parties in Interest. This Termination Agreement and all of the terms, covenants and conditions herein shall bind and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Termination Agreement may not be assigned by any Party hereto without the other Party's written consent.

         9.7 Severability. If any provision of this Termination Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Termination Agreement, and such invalid provision shall be deemed deleted from this Termination Agreement to the minimum extent necessary to cure such violation.

         9.8 Headings. The section and other headings contained in this Termination Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

         9.9 Waiver. A waiver of any breach or violation of any term, provision, or covenant contained herein shall not be deemed a continuing waiver, or a waiver of any future or past breach or violation, or a waiver of any other term, provision or covenant of this Termination Agreement.

         9.10 Confidentiality. Each of the Parties agrees to keep all terms of this Termination Agreement and all terms of any other documents executed pursuant to the terms of this Termination Agreement confidential; except to the extent disclosure is required by applicable law or by applicable regulatory filings; except as otherwise mutually agreed to in writing by the


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Parties; and except with respect to communications the undersigned has with: (i)
its advisors, such as accountants or attorneys, to assist in drafting, interpreting or enforcing the terms of this Termination Agreement and any documents executed pursuant to the terms of this Termination Agreement; and (ii) third parties as necessary to carry out the terms of this Termination Agreement as long as the undersigned divulges only the minimal information necessary to carry out the terms of this Termination Agreement.

         9.11 No Disparagement. Medical Practice agrees that it shall not make any disparaging statements about IOI Management Corporation, any of IOI Management Corporation's affiliated corporations, or any directors, officers or employees of IOI Management Corporation or IOI Management Corporation's affiliated corporations. Medical Practice agrees that IOI Management Corporation has a legitimate business interest justifying such no disparagement condition and agreement. IOI Management Corporation agrees that it shall not make any disparaging statements about Medical Practice or its shareholders. IOI Management Corporation agrees that Medical Practice has a legitimate business interest justifying such no disparagement condition and agreement.

         In witness whereof, the Parties hereto have executed this Termination Agreement to be effective as of the day and year above written.

                                MEDICAL PRACTICE:

                                LANCASTER ORTHOPEDIC GROUP,
                                P.C., a Pennsylvania professional
                                corporation


                                By:
                                    --------------------------------------------
                                Print Name:
                                            ------------------------------------
                                Print Title:
                                             -----------------------------------

                                IOI MANAGEMENT CORPORATION:

                                IOI MANAGEMENT SERVICES OF PENNSYLVANIA, INC., a Pennsylvania business corporation


                                By:
                                    --------------------------------------------
                                Print Name:
                                            ------------------------------------
                                Print Title:
                                             -----------------------------------




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